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                           Exhibit 1. (8)(a)
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              Proposed form of Agreement to Purchase Shares




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                           STOCK SALE AGREEMENT


     This Agreement dated                      , between GENERAL AMERICAN
                          ---------------------
LIFE INSURANCE COMPANY, a mutual insurance company organized under the laws of Missouri ("GALIC"), and General American Capital Company, a corporation organized under the laws of Maryland ("Capital Company");

                             WITNESSETH, that

     WHEREAS, Capital Company will serve as the investing medium for General American Life Insurance Company Separate Account Eleven ("Separate Account"), established by GALIC under Section 376.309 of the revised statutes of Missouri; and

     WHEREAS, Capital Company desires to sell its shares to the Separate Account and to organizations approved by GALIC (the Separate Account, other separate accounts, and other organizations herein collectively called "Prospective Purchasers"); and

     WHEREAS, some of the Prospective Purchasers now desire to purchase shares of Capital Company, and other Prospective Purchasers may desire to do so;

     NOW THEREFORE, in consideration of the premises and of the mutual convenants herein contained and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.   Sales of Shares to Prospective Purchasers.  Capital Company
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will sell its shares at the "net asset value" of such



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shares (as defined in the preliminary prospectus forming part of the
Registration Statement of Capital Company, Registration No. 33-10145 under the Securities Act of 1933) to such of the Prospective Purchasers as shall seek to buy shares of Capital Company. Such sales will be made by Capital Company in such amounts as may be requested from time to time at the net asset value as next determined after any such request is received by Capital Company. Capital Company will take such steps as may be necessary to provide a sufficient number of its shares to meet the requests of the Prospective Purchasers. No Prospective Purchaser shall be under any obligation to purchase shares of Capital Company at any time or in any amount.

     2.   No Sales to Others; Redemptions.  Capital Company will not,
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so long as this Agreement remains in effect,

          (a)  sell its shares to any person other than Prospective
Purchasers; or

          (b) change the terms and conditions for the redemption of its shares set forth in the Registration Statement referred to in Paragraph 1.

     3.   Organizational Expenses of Capital Company.  GALIC will pay
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the organization costs of Capital Company. These include:

          (a)  the cost of incorporation and registering Capital
               Company with state and federal authorities,

          (b)  required initial capital, if any,


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          (3)  printing costs of the prospectuses for Capital
               Company.

     4.   Termination of Agreement.  This Agreement may be terminated
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at any time by GALIC on 360 days' written notice to Capital Company or by
Capital Company on 360 days' written notice to GALIC.

     5.   Notices.  Any notice under this Agreement shall be in writing
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and if to Capital Company, delivered or mailed postage prepaid to it at 700
Market Street, St. Louis, Missouri 63101, or at any other address that Capital Company may hereafter designate by written notice to GALIC, and if to GALIC, delivered or mailed postage prepaid to it at 700 Market Street, St. Louis, Missouri 63101, or at any other address that GALIC may hereafter designate by written notice to Capital Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names, all as of the date first above written.


                                  GENERAL AMERICAN LIFE INSURANCE
                                  COMPANY


ATTEST:                           By
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         Secretary                     President



                                  GENERAL AMERICAN CAPITAL COMPANY


ATTEST:                           By
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         Secretary                     President



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